EXHIBIT 99.1

DATE: July 28, 2003

FROM:

Accredited Home Lenders Holding Co.

15030 Avenue of Science, Suite 100

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS $1.25 EPS,

RECORD SECOND QUARTER RESULTS

Net Income up 307%; Revenues rise 165%;

Servicing Portfolio grows 99% over Q2 2002

SAN DIEGO, July 28—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage banker specializing in nonprime residential mortgage loans, today announced record second quarter results for the period ended June 30, 2003.

Net income for the quarter ended June 30, 2003 was $25.8 million, or $1.25 diluted earnings per share, an increase of 307% over net income of $6.3 million for the comparable period in 2002. Total revenues for the quarter increased by 165% to $108.2 million from $40.9 million for the comparable period in 2002.

Chairman and CEO James Konrath said: “Beyond the record results achieved in the second quarter, we increased our base of earnings for future periods by adding to Accredited’s long-term portfolio of loans. We completed a $303 million financing treatment securitization in May and held almost $95 million of loans at the end of the second quarter for a securitization planned for the third quarter this year. This increase in Accredited’s long-term portfolio will better diversify our earnings stream and enhance our future profitability. We remain committed to a hybrid strategy of both whole loan sales to generate current cash income and financing treatment securitizations to provide a base of positive cash flow and profitability in future periods.”

Second Quarter Operational Highlights

•	Mortgage origination volume of $1.9 billion, compared to $963.5 million in 2002, an increase of 99%. Originations in the second quarter were the highest ever in Accredited’s 13-year history and increased 31% from the previous record set in the first quarter 2003.

•	Record mortgage servicing portfolio of $2.8 billion at June 30, 2003, an increase of $1.4 billion, or 99%, from June 30, 2002, and an increase of $562.5 million, or 25%, from December 31, 2002. This was primarily a result of an increase in the owned portfolio that also included loans held for sale of $1.3 billion and loans held for securitization of $94.6 million.

•	Whole loan sales of $1.6 billion compared to $778.1 million during the same period in 2002, an increase of 101%.

•	Securitization structured as financing of $303.0 million completed in May 2003.

•	Net interest income (interest income less interest expense) of $25.5 million, compared to $7.9 million in the second quarter of 2002, an increase of 223%.

Financial Summary ($000)

	Q2 2003	% Change from Q2 02	YTD 2003	% Change from YTD 02
Total Revenues	$108,237	164.9%	$187,377	139.2%
Total Expenses	65,268	115.5%	119,725	104.2%

Income before Taxes	42,969	306.4%	67,652	243.2%
Income Taxes	17,187	305.1%	27,060	242.9%

Net Income	$25,782	307.2%	$40,592	243.4%

The 165% increase in total revenues from second quarter 2002 to 2003 resulted primarily from increases in the gain on sale of loans and interest income. The gain on sale of loans increased 162% from $24.0 million in 2002 to $62.9 million in 2003 due primarily to higher volume of whole loan sales for cash and a slight increase in the average whole loan sale premium which, net of the loss on related derivatives, totaled 4.1% in the second quarter of 2003. Interest income increased 211% from $12.9 million in 2002 to $40.3 million in 2003 due primarily to management’s strategy to increase the size of the loan portfolio, partially offset by a decrease in the weighted average coupon rate on the portfolio. The increase in the size of the loan portfolio was primarily the result of the completion of two securitizations structured as financings in 2002 and one in the second quarter of 2003. The increase in interest income resulted substantially from holding $94.6 million of loans at June 30, 2003 for a subsequent securitization, higher loan origination volume, and a longer holding period for loans held for sale.

Total expenses increased from $30.3 million in the second quarter of 2002 to $65.3 million in the same period in 2003 due primarily to growth in the size of the loan portfolio, an increase in loan volume, and an increase in the number of employees.

•	Portfolio Growth Related Expenses

✓	Interest expense increased by 194% from $5.1 million in the second quarter of 2002 to $14.8 million in the same period of 2003 due primarily to an increase in the average outstanding borrowings, partially offset by a decrease in the average borrowing rate. The increase in the average outstanding borrowings is consistent with the growth in the loan portfolio.

✓	Provision for losses increased by $8.6 million from $1.3 million in the second quarter of 2002 to $9.9 million in 2003 due primarily to increases in reserves for losses for the growing portfolio.

•	Business Operations Related Expenses

✓	Compensation expenses increased by 61% from $16.8 million in the second quarter of 2002 to $26.9 million in the second quarter of 2003 due to the growth in the number of employees and increased commission and bonus costs related to higher loan originations and profits.

✓	General, administrative, and other expenses increased by 89% from $7.2 million in the second quarter of 2002 to $13.6 million in the second quarter of 2003 due to increases in loan volume, number of staff and number of locations.

✓	Total business operations related expenses increased by 69% from $24.0 million in the second quarter of 2002 to $40.6 million in the second quarter of 2003.

•	Net Profit

✓	Income before taxes increased from $10.6 million in the second quarter of 2002 to $43.0 million in the second quarter of 2003.

✓	Net Income increased 307% from the comparable period in the prior year to a record $25.8 million for the quarter.

Loan Originations

The company originated a quarterly record $1.9 billion of mortgage loans for the quarter ended June 30, 2003, compared to $963.5 million of mortgage loan originations in the comparable period for 2002, an increase of 99%.

Wholesale and retail originations for the quarter represented 89% and 11%, respectively, of total loan production, which reflects a slightly higher retail portion from the same quarter in the prior year.

The company’s net cost to originate mortgage loans was 2.1% for the quarter, compared to 2.3% in the second quarter of 2002 and 2.3% for all of 2002.

Loan Dispositions

During the second quarter of 2003, $1.6 billion of mortgage loans were sold in whole loan sales for cash, $303.0 million of mortgage loans went into a securitization structured as a financing, $94.6 million of mortgage loans were held for a third quarter securitization, and $1.3 billion of mortgage loans were held for whole loan sales.

While more than 58% of Accredited’s revenues and cash flows were generated from whole loan sales in the second quarter of 2003, securitizations structured as financings generated approximately 14% of revenues during the same period. The remaining 28% of second quarter 2003 revenues was primarily comprised of interest income on loans held for sale and the net gain on mortgage-related securities and derivatives. The accounting for securitizations structured as financings recognizes income more closely with the receipt of cash payments and helps to provide a more consistent source of income in future periods.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio totaled $2.8 billion at June 30, 2003. The portfolio has doubled from $1.4 billion at June 30, 2002 and increased $562.5 million, or 25%, from $2.3 billion at December 31, 2002. This was primarily due to an increase in the loans held for sale and securitized loan inventory. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 2.2% of the serviced portfolio at June 30, 2003, compared to 4.1% at June 30, 2002 and 2.7% at December 31, 2002. The company attributes this improvement in delinquency to a combination of rigorous credit standards, prudent collection practices, and the recent increase in the size of the servicing portfolio.

Liquidity

The company had $1.8 billion in warehouse credit capacity at June 30, 2003 and $55.5 million in available cash and additional liquidity from voluntary and recoverable warehouse line paydowns. The company is negotiating several increases in its existing warehouse facilities, as well as negotiating new facilities, totaling approximately $325 million.

Leverage

The company’s debt-to-equity ratio (total liabilities divided by stockholders’ equity) at June 30, 2003 was 16.1 to 1, compared to 27.6 to 1 at December 31, 2002 that included convertible preferred stock as equity. The decrease in leverage was due in part to an increase in equity resulting from IPO proceeds of approximately $38 million and year-to-date net income of $40.6 million. Management intends to continue its practice of issuing securitizations structured as financings in order to build a consistent source of earnings. Management is also comfortable with and intends to maintain a debt to equity ratio in the current range.

Business Outlook

The following statements are forward looking and actual results may differ materially. Please see the Safe Harbor Statement section of this news release for a description of certain risk factors and the company’s reports on Form 10-K and Form 10-Q on file with the Securities and Exchange Commission for a more complete description of risks.

Earnings Guidance for Third Quarter 2003

The company expects diluted earnings per share for the third quarter to be in a range of $1.00 to $1.10, based on an estimated weighted average of 21.1 million diluted shares. While originations at Accredited have remained robust, net interest margins have remained high and premiums received on whole loan sales continue to remain attractive, some level of deterioration in these recent trends has been included in the planning process for future periods.

Earnings Guidance for 2003

For the total year 2003, the company has increased its estimate of earnings to a range of $3.85 to $4.10 per share, based on approximately 20.0 million weighted average diluted shares for the year as a whole. The lower end of the range assumes the deterioration in the previously noted external economic conditions that could negatively impact our business. Such impacts could include lower volume, higher interest rates and cost of funds, higher production costs on a percentage basis, as well as a reduction in premiums received on the sale of mortgage loan pools as compared to those achieved over the past 12 months. The higher end of the earnings range assumes that originations remain consistent with current run rates and that the other factors above do not deteriorate as much as described.

Although the economic indicators remain uncertain, the business climate in 2003 to date has been consistent with, or superior to, the assumptions for the higher end of the range.

Conference Call

Accredited will host a conference call for analysts and investors on July 29, 2003 at 8 a.m. (Pacific Daylight Time) to discuss the company’s financial results for the second quarter. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s web site – www.accredhome.com. A replay of the conference will be archived on the web site.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, sells, securitizes and services nonprime mortgage loans secured by single-family residences. The company is headquartered in San Diego, CA. Additional information may be found at www.accredhome.com.

Safe Harbor Statement

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding the company’s planned revenue generating strategy, anticipated securitizations, expected net earnings for the third quarter and full year 2003; the company’s liquidity; and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; and other risk factors outlined in Accredited Home Lenders Holding Co.’s filings with the Securities and Exchange Commission (“SEC”), including those listed in its report on Form 10-K filed with the SEC on March 28, 2003 and in its report on Form 10-Q filed with the SEC on May 15, 2003.

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Accredited Home Lenders: Financial Summary

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
	(dollars in thousands)		(dollars in thousands)
Operating Data:
Gain on sale of loans	$23,974	$62,909	$50,617	$106,080
Interest Income	12,945	40,317	21,504	72,614
Loan servicing income	2,200	1,928	4,192	3,810
Net gain on mortgage-related securities and derivatives	1,716	2,989	1,915	4,388
Other income	32	94	123	485

Total revenues	40,867	108,237	78,351	187,377

Salaries, wages and benefits	16,758	26,914	31,179	50,782
General, administrative, and other expenses	7,208	13,638	13,948	25,552

Total operating expenses	23,966	40,552	45,127	76,334

Interest Expense	5,051	14,845	8,751	27,012
Provision for losses	1,276	9,871	4,762	16,379

Total expenses	30,293	65,268	58,640	119,725

Income before income taxes	10,574	42,969	19,711	67,652
Income taxes	4,243	17,187	7,891	27,060

Net income	$6,331	$25,782	$11,820	$40,592

Basic earnings per share	$1.10	$1.34	$2.05	$2.56

Diluted earnings per share	$0.43	$1.25	$0.81	$2.13

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
	(dollars in thousands)		(dollars in thousands)
Other Data:
Originations:
Wholesale	$884,090	$1,698,371	$1,549,791	$3,001,180
Retail	$78,997	$216,387	$145,552	$374,029
Total mortgage loan originations	$963,470	$1,914,878	$1,695,726	$3,375,429
Net cost to originate:
Wholesale channel (1)	2.3%	2.1%	2.4%	2.2%
Retail channel (1)	2.4%	1.5%	2.6%	1.6%
Total net cost to originate (1)	2.3%	2.1%	2.4%	2.2%
Weighted average coupon rate of mortgage loan originations	8.9%	7.7%	8.9%	7.8%
Weighted average credit score (2)	623	629	623	629
Loan sales and securitizations:
Whole loan sales	$778,117	$1,567,575	$1,430,307	$2,640,928
Mortgage loans securitized	$—	$303,049	$—	$303,049
Loans sold with retained interests	$—	$—	$75,839	$—

Total loan sales and securitizations	$778,117	$1,870,624	$1,506,146	$2,943,977

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
	(dollars in thousands)		(dollars in thousands)
Net premium received on whole loan sales (3)	3.0%	4.1%	4.1%	4.1%
Annualized losses on serviced portfolio as a percentage of average serviced assets	0.9%	0.6%	1.1%	0.6%

	At June 30, 2002	At December 31, 2002	At June 30, 2003
	(dollars in thousands)
Serviced Portfolio:
Loans held for disposition and real estate owned	$733,240	$982,737	$1,405,823
Securitized/on balance sheet	$—	$742,848	$999,614
Sold servicing retained or securitized/off balance sheet	$687,866	$542,913	$425,511

Total serviced portfolio at period end	$1,421,106	$2,268,498	$2,830,948

Total delinquent at period end (4)	4.1%	2.7%	2.2%
Total number of leased locations at period end	30	31	40
Total number of employees	1,068	1,294	1,659

(1)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes.
(2)	Represents borrowers’ average credit score at origination obtained from one or more of the three principal credit bureaus.
(3)	The net premium received on whole loan sales is computed based on the cash premiums received on whole loan sales, net of loss on related derivatives.
(4)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At June 30,	At December 31,	At June 30,
	2002	2002	2003
Balance Sheet Data:
Mortgage loans held for sale, net	$519,622	$972,349	$1,296,499
Mortgage loans held for securitization	207,424	—	94,634
Securitized loans, net	—	743,375	1,001,273
Mortgage-related securities, at fair value	14,436	8,356	6,335
Mortgage servicing rights, net	4,344	3,116	2,005
Other Assets	61,332	80,134	118,642

Total Assets	$807,158	$1,807,330	$2,519,388

Total warehouse and residual interest financing	$735,268	$962,285	$1,331,839
Securitization bond financing	0	737,548	979,861
Convertible debt	3,000	3,000	—
Other Liabilities	22,908	41,375	60,348

Total Liabilities	761,176	1,744,208	2,372,048
Redeemable, convertible preferred stock	5,113	5,113	—
Total stockholders’ equity	40,869	58,009	147,340

Total Liabilities and Stockholders’ Equity	$807,158	$1,807,330	$2,519,388

Debt-to-equity ratio (includes convertible preferred stock as equity)	16.6	27.6	16.1